Exhibit 5.2

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201 Date: MAR 16 2017	DEPARTMENT OF THE TREASURY Employer Identification Number: 44-0324630 DLN: 17007041150036
LEGGETT & PLATT INCORPORATED C/O SPENCER FANE LLP KENNETH A MASON 9401 INDIAN CREEK PARKWAY STE 700 OVERLAND PARK, KS 66210-2005	Person to Contact: JOSEPH A CHICK ID# 31365 Contact Telephone Number: (513) 263-4582 Plan Name: LEGGETT & PLATT INCORPORATED 401K PLAN AND TRUST AGREEMENT Plan Number: 025

Dear Applicant:

Based on the information you provided, we are issuing this favorable determination letter for your plan listed above. However, our favorable determination only applies to the status of your plan under the Internal Revenue Code and is not a determination on the effect of other federal or local statutes. To use this letter as proof of the plan’s status, you must keep this letter, the application forms, and all correspondence with us about your application.

Your determination letter does not apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List) for the cycle you submitted your application under, unless the new item was identified in the Cumulative List.

Your plan’s continued qualification in its present form will depend on its effect in operation (Section 1.401-1(b)(3) of the Income Tax Regulations). We may review the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

The significance and scope of reliance on this letter,

The effect of any elective determination request in your application materials,

The reporting requirements for qualified plans, and

Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.

This letter considered the 2014 Cumulative List of Changes in Plan Qualification Requirements.

Letter 5274

LEGGETT & PLATT INCORPORATED

This determination letter applies to the amendments dated on 12/17/15 & 10/1/14.

This letter replaces our letter dated on or about 03/15/2016.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read it and keep it with this letter.

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

If you have any questions, you can contact the person listed at the top of this letter.

Sincerely,

Karen D. Truss

Director, EP Rulings & Agreements

Addendum

Letter 5274

LEGGETT & PLATT INCORPORATED

This determination letter considers the amendments executed on 7/28/14, 4/16/14, 3/26/14, 1/23/14, 12/30/13, 12/4/13, 11/20/13, 10/15/13, 5/20/13, 4/26/13, 1/24/13, 12/28/12, & 12/6/11.

Letter 5274